Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

JGWPT HOLDINGS INC.

_________________________________________

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
_________________________________________

JGWPT Holdings Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST:  Article FIRST of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FIRST:  The name of the Corporation is The J.G. Wentworth Company.

SECOND:  The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) without the necessity of a meeting or vote of stockholders pursuant to Section 242(b)(1) of the DGCL.

THIRD:  This Certificate of Amendment shall become effective at 12:01 a.m. (Eastern) on September 30, 2014 in accordance with the provisions of Sections 103 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 19th day of September, 2014.

JGWPT HOLDINGS INC.

By:	/s/ Stephen A. Kirkwood
Name:	Stephen A. Kirkwood
Title:	Executive Vice President & General Counsel